                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    July 11, 1998





                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)




           Delaware                    000-27582             13-3853788
 (State or other jurisdiction         (Commission           (IRS Employer
      of incorporation)              File Number)        Identification No.)



140 58th Street, Loft 7E                                            11220
Brooklyn, New York                                                (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (718) 489-1200





                                 Not Applicable
          (Former name or former address, if changed from last report)

Item 5.  Other Events

Series A Convertible Preferred Stock

          On July 31, 1998, the Company reported that Marshall Capital Management, Inc. ("MCM"), the holder of 3,490 share of the Company's Series A Convertible Preferred Stock ("Convertible Preferred Stock") has advised the Company of its view that the certain securities law matters have resulted in an adjustment to the conversion price of the Convertible Preferred Stock (a "Repricing Event") under the terms of the Registration Rights Agreement relating thereto, noting that, if a Repricing Event is deemed to have occurred, MCM's remaining 3,490 shares of Convertible Preferred Stock would be convertible, subject to certain conditions and restrictions, into a minimum of 9,306,667 shares of Common Stock, representing approximately 35.35% of the Company's outstanding shares of Common Stock, after giving effect to such conversion.

          The purpose of this amendment is to specify the most material of such conditions and restrictions, which have been previously reported and which include the following:

          (a) The terms of the Convertible Preferred Stock provide that in no event shall a Holder be permitted to convert any Preferred Shares in excess of the number of such shares which, upon Conversion, would exceed 19.99% of the number of outstanding shares of Common Stock on April 6, 1998, or 3,220,389 shares (the "Cap Amount"), except that this limitation will not apply in the event that the Corporation obtains the approval of a majority of its stockholders for issuances of Common Stock in excess of such amount. As a condition to the closing of the sale of the Convertible Preferred Stock, certain officers and directors and former officers and directors of the Company, who currently hold 6,374,654 shares of Common Stock or 37.5% of the shares of Common Stock outstanding, agreed to vote in favor of such approval at any meeting of the holders of the Company's common stock called for that purpose. The terms of the Convertible Preferred Stock provide that when the holder thereof has converted Convertible Preferred Shares into 75% of the Cap Amount, it will have the right to require the Company to seek such approval by means of a special meeting of stockholders to be held within thirty (30) days following the Company's receipt thereof and to recommend such approval to its stockholders at such meeting.

          (b) The terms of the Convertible Preferred Stock provide that in no event shall a Holder be permitted to convert any Preferred Shares in excess of the number of such shares which, upon Conversion, would result in such Holder's being the beneficial owner of more than 4.99% of the number of shares of Common Stock then issued and outstanding. This restriction, however, does not apply to the mandatory conversion of the Convertible Preferred Stock which, by its terms, is to occur automatically on April 6, 2003, the fifth anniversary of the Closing Date. The holders of the Convertible Preferred Stock reserve the right to determine its applicability in their sole discretion, and to amend its terms to clarify ambiguities or give effect to such limitation. Other amendments to this section would require the consent of a majority of she shares of Common Stock.

          (c) Transfers by MCM of some, but not all, of its shares of Convertible Preferred Stock to one or more third parties would affect the results of applying the foregoing restrictions. For example, assuming the 4.99% restriction currently prohibits MCM from converting more than approximately 500 shares of Convertible Preferred Stock into shares of Common Stock, it does not, subject to compliance with applicable securities laws, restrict the sales of blocks of 500 shares or less of Convertible Preferred Stock to seven or more unaffiliated owners who are not otherwise beneficial owners of Company Common Stock and are not acting together as a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, whereupon the restriction would not limit the convertibility of the Convertible Preferred Stock.

          Similarly, in the event of a transfer of a portion of the shares of Convertible Preferred Stock held by MCM, the number of shares a holder needs to converts in order to require the Company to seek stockholder approval of its further conversions will be proportionately reduced.



Item 7.  Financial Statements and Exhibits

         (c)  Exhibits:

                  None.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CELLULARVISION USA, INC.



                                            By: /s/ Shant S. Hovnanian
                                                ------------------------
                                                Name:  Shant S. Hovnanian
                                                Title:  Chief Executive Officer

August 7, 1998

                                  EXHIBIT INDEX

Exhibit

None